SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

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April 7, 2016

Dear Stockholder:

I am pleased to present the 2015 Annual Report of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, N.A. Earnings releases, performance information and corporate governance documents may be found in the Investors section of our website at www.texascapitalbank.com.

I would also like to invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, May 17, 2016, at 9:00 a.m. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The attached Notice of Annual Stockholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Members of our board of directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

Your vote is very important.    Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail.

The board of directors and our employees thank you for your continued support.

Sincerely,

C. Keith Cargill

President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue,

7th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To be held on May 17, 2016

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, N.A., will be held on Tuesday, May 17, 2016, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	election of twelve (12) directors for terms of one year each or until their successors are elected and qualified,

2.	approval, on an advisory basis, of the 2015 compensation of the Company’s named executive officers as described in the Proxy Statement,

3.	ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016, and

4.	transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

We are furnishing our 2015 Annual Report and proxy materials to our stockholders primarily through the Internet in accordance with rules adopted by the Securities and Exchange Commission. Stockholders have been mailed a Notice of Internet Availability of Proxy Materials on or around April 7, 2016, which provides them with instructions on how to vote and how to access the 2015 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders who previously enrolled in a program to receive electronic versions of the 2015 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/tcbi

•	By phone: call 866-390-5385 (toll-free) or

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions that you receive from the broker, bank or other nominee entitled to vote your shares.

Stockholders of record at the close of business on March 29, 2016 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By order of the board of directors,

C. Keith Cargill

President and Chief Executive Officer

April 7, 2016

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’

Meeting to be Held on May 17, 2016:

The Proxy Statement for the 2016 Annual Meeting, the Notice of the 2016 Annual Meeting, the form of proxy and the Company’s 2015 Annual Report are available at www.proxydocs.com/tcbi.

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue

7th Floor

Dallas, Texas 75201

PROXY STATEMENT

FOR THE ANNUAL STOCKHOLDERS’ MEETING

ON MAY 17, 2016

MEETING INFORMATION

This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about April 7, 2016, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on May 17, 2016, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, N.A. (“Texas Capital Bank” or the “Bank”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	election of twelve (12) directors for terms of one year each or until their successors are elected and qualified,

2.	approval, on an advisory basis, of the 2015 compensation of the Company’s named executive officers as described in the Proxy Statement,

3.	ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016, and

4.	transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of common stock you own.

Only those stockholders that owned shares of the Company’s common stock on March 29, 2016, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 45,900,640 shares of common stock outstanding held by 207 identified holders.

QUORUM AND VOTING

At least a majority of the total number of issued and outstanding shares of common stock as of the record date must be present at the Annual Meeting in person or by proxy and entitled to vote in order to have a quorum to transact business. If there are not sufficient shares present and entitled to vote at the Annual Meeting for a quorum or to approve any proposal, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The twelve (12) nominees receiving the highest number of votes will be elected. Votes may be cast “for” or may be “withheld” with respect to any or all nominees. For purposes of the election of directors, votes that are “withheld” and broker non-votes (described below) will be counted as “present” for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Stockholders may not cumulate votes in the election of directors. In accordance with our Majority Voting Policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. See “Board and Committee Matters — Corporate Governance” for more information on the Majority Voting Policy.

The affirmative vote of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting is required to approve (i) on an advisory basis, the 2015 compensation of our named executive officers and (ii) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Votes on these proposals may be cast “for,” “against” or “abstain.” An abstention will have the effect of a vote against the matter. Broker non-votes will have no effect on the outcome of these votes. Abstentions, votes against and broker non-votes will be counted as “present” for purposes of establishing a quorum. The resolutions with respect to the 2015 compensation of our named executive officers and with respect to the ratification of the selection of Ernst & Young LLP are advisory only and will not be binding upon the Company or its board of directors.

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner submits an executed proxy to the Company but does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If your shares are held in the name of a bank, broker or other nominee, they are not permitted to vote on your behalf on proposals one and two at the Annual Meeting unless you provide specific instructions by following the instructions they provide to you. For your vote to be counted in the election of directors or advisory vote on executive compensation, you must communicate your voting decisions to your bank, broker or other nominee within the time period stated in their instructions to you. Your bank, broker or other nominee will be permitted to vote on proposal three without instructions from you.

The individuals named as your proxies will vote properly completed proxies received prior to the Annual Meeting in the way you direct. If you do not specify how the proxy is to be voted, the shares represented by those properly completed proxies will be voted to elect the twelve (12) director nominees, to approve, on an advisory basis, the 2015 compensation of our named executive officers, and to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. If your shares are held by a bank, broker or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Annual Meeting.

If you are a stockholder of record you may revoke a proxy at any time before the proxy is exercised by:

1.	delivering written notice of revocation to Texas Capital Bancshares, Inc., Attn: Corporate Secretary — Annual Meeting, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201;

2.	submitting another properly completed proxy card that is later dated;

3.	voting by telephone at a subsequent time;

4.	voting through the Internet at a subsequent time; or

5.	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions that you receive from them in order to instruct them to revoke the voting of your shares.

Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of twelve (12) directors, approval, on an advisory basis, of 2015 executive compensation and ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the persons designated as proxies on the proxy card.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and regular employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

We are permitted to send a single Notice of Annual Stockholders’ Meeting (“Notice”) and any other proxy materials we choose to mail to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us in writing at the following address: Attn: Investor Relations, 2000 McKinney Avenue, Suite 700, Dallas, Texas, 75201. If you hold your shares through a bank, broker or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your broker.

PROPOSALS FOR STOCKHOLDER ACTION

Proposal 1 — Election of Directors

Twelve (12) currently serving members of the board of directors have been nominated for re-election. Directors serve for a one-year term or until their successors are elected and qualified. All of the nominees below have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the board of directors.

Nominees

At the Annual Meeting, the stockholders will elect twelve (12) directors. The board of directors recommends a vote FOR each of the director nominees set forth below:

Name	Age	Position
Larry L. Helm	68	Director; Chairman of the Board
C. Keith Cargill	63	Director; President and Chief Executive Officer
Peter B. Bartholow	67	Director; Chief Financial Officer and Chief Operating Officer
James H. Browning	66	Director
Preston M. Geren III	64	Director
Charles S. Hyle	65	Director
Elysia Holt Ragusa	65	Director
Steven P. Rosenberg	57	Director
Robert W. Stallings	66	Director
Dale W. Tremblay	57	Director
Ian J. Turpin	71	Director
Patricia A. Watson	50	Director

Larry L. Helm has been a director since January 2006 and was elected Chairman of the Board in May 2012. Most recently he served as the Executive Vice President of Corporate Affairs at Halcón Resources Corporation, a company engaged in the acquisition, exploration, development and production of oil and natural gas properties located in North America, a position he held from January 2013 until his retirement in March 2016. Previously, he served as Executive Vice President-Finance and Administration of Petrohawk Energy Corporation. Prior to joining Petrohawk in 2004, Mr. Helm spent 14 years with Bank One, most notably as Chairman and Chief Executive Officer of Bank One Dallas.

As a former banking executive, Mr. Helm has extensive knowledge about our industry. His executive roles in energy companies and experience managing energy and commercial lending groups give him important insights into the Company’s lending activities and make him well qualified to serve as Chairman of our board of directors and a member of the Credit Risk Committee.

C. Keith Cargill has served as President and Chief Executive Officer (“CEO”) of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Mr. Cargill has extensive knowledge of all aspects of our business and particularly its lending operations. He has served as a director of the Bank since October 2008. His many years of experience as a banker and his leadership in building our Company make him well qualified to serve as a director.

Peter B. Bartholow has served as Chief Financial Officer (“CFO”) and as a director since October 2003 and as Chief Operating Officer (“COO”) since January 2014. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with Electronic Data Systems Corp., and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

As our CFO and COO, Mr. Bartholow has extensive knowledge of all aspects of our business. His previous business and financial experience as an executive officer and director of other public companies and banking organizations make him well qualified to serve as a director.

James H. Browning has served as a director since October 2009. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston where he served companies in the energy, construction, manufacturing, distribution and commercial industries. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner, and also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans audit practice. He also previously served as a director and member of the Audit Committee and the Technology and Reserves Committee for Endeavour International Corporation, a NYSE listed international oil and gas exploration and production company. He currently serves as Chairman of the board and Governance and Nominating Committee chair of RigNet Inc. and as a member of their Audit Committee and Compensation Committee.

As a former partner with KPMG with more than 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the responsibilities of public company boards. Mr. Browning is highly qualified to serve as a director and the chairman of our Audit and Risk Committee, where he has been designated a financial expert. He also serves as a member of the Governance and Nominating Committee.

Preston M. Geren III has served as a director since July 2012. Mr. Geren is currently the President and CEO of the Sid W. Richardson Foundation, a position he has held since July 2011, and previously served as its Senior Advisor from April 2010 to July 2011. He served as an executive in the Department of Defense from 2001 to 2009, completing his service as Secretary of the Army under Presidents Bush and Obama. He served as a member of Congress representing the 12th Congressional District of Texas for four terms. Mr. Geren previously served as a director of Anadarko Petroleum Corp. Before entering public service Mr. Geren was an attorney and businessman in Fort Worth and served as a director of both privately and publicly held banking organizations.

Mr. Geren’s experience and leadership in high government positions, as well as his banking experience, position him to provide us with a valuable perspective on a broad range of business and governmental issues affecting our Company and the businesses and entrepreneurs we serve. He is well suited to serve as a member of the Credit Risk Committee and the Bank’s Trust Committee.

Charles S. Hyle joined the board of directors in October 2013. He served as Senior Executive Vice President and Chief Risk Officer of Key Corp. from June 2004 to his retirement in December 2012. He served as an executive with Barclays working in the U.S. and in London from 1980 to 2003, rising to serve as Managing Director and Global Head of Credit Portfolio Management — Barclays Capital — London.

Mr. Hyle has many years of experience in managing credit and operational risk for large banking and financial services organizations as a senior executive. This experience provides him with an understanding of the risks facing the Company and the Bank and the challenges they will face as they continue to grow and are required to comply with enhanced regulatory risk management requirements, which make him well qualified to serve as a director and the chairman of our Credit Risk Committee. He also serves as a member of the Audit and Risk Committee and has been designated as a financial expert.

Elysia Holt Ragusa has served as a director since January 2010. She serves as an International Director of Jones Lang LaSalle, a position she has held since July 2008, and currently provides team leadership for the Central Texas market while also serving clients in Austin, San Antonio and Dallas/Fort Worth. From 1989 until 2008, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She also serves as a director of Fossil Group, Inc., a maker of watches and other apparel and accessories, where she serves as a member of the Compensation Committee and chairs the Nominating and Corporate Governance Committee.

As an executive with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa provides valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and her public company board experience are valuable to the Company, and make her well qualified to serve as a director and chairman of our Governance and Nominating Committee. She also serves as a member of the Bank’s Trust Committee.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, a position he has held since June 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry, a position he has held since May 2007. He currently serves on the board of directors of Cinemark Holdings, a leader in the motion picture exhibition industry, where he serves as chair of the Governance and Nominating Committee and is an Audit Committee member. He previously served as a board member of PRGX Global, a business analytics and information services firm, where he also served on the Human Resources Committee.

Mr. Rosenberg offers valuable experience and insight to the board of directors deriving from his background as an entrepreneur in a manufacturing business in Texas, as well as a director of other public companies. Mr. Rosenberg is a member of the Human Resources Committee and serves as the chairman of the Bank’s Trust Committee.

Robert W. Stallings has served as a director since August 2001. He has served as Chairman of the board of directors and CEO of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the Board of Gainsco, Inc., a property and casualty insurance company, a position he has held since August 2001. Prior to joining Gainsco, he served as Chairman and CEO of an asset management company as well as a savings bank.

Mr. Stallings’ experience in the banking and financial services industries provides extensive knowledge about our industry, which makes him highly qualified to serve as a director and member of the Credit Risk Committee.

Dale W. Tremblay has served as a director since May 2011. He is the President and CEO of C.H. Guenther and Son, Inc. (dba Pioneer Flour Mills), one of the oldest privately held corporations in the U.S., and serves as a member of its board of directors. He joined Guenther in 1998 as Executive Vice President and COO, and became President and CEO in April 2001. He has served as President for The Quaker Oats Company’s worldwide foodservice division and currently serves on the Michigan State University School of Finance Advisory Board and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. He serves as a director of Clear Channel Outdoor Holdings Inc., one of the world’s largest outdoor advertising companies, where he serves as a member of the Audit Committee and Intercompany Note Committee, and serves as chairman of the Compensation Committee. He also serves as a director of Nature Sweet Ltd.

Mr. Tremblay’s leadership experience in both private and public companies brings valuable knowledge and insight to our board of directors and his service as chairman of our Human Resources Committee.

Ian J. Turpin has been a director since May 2001. Since 1992, he has served as President and director of LBJ Family Wealth Advisors, Ltd. (formerly LBJ Asset Management Partners, Ltd. and The LBJ Holding Company, LP) and has managed various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which have included radio, real estate and private equity investments and diversified investment portfolios.

Mr. Turpin’s business experience in international banking and wealth management and in a variety of industries offers valuable insights to the board of directors. Mr. Turpin’s background in public accounting also qualifies him as an Audit and Risk Committee financial expert, supporting his service as a member of the Audit and Risk Committee.

Patricia A. Watson has been a director since February 2016. She serves as the Senior Executive Vice President and Chief Information Officer of TSYS, a global payment solutions provider for financial and non-financial institutions. Prior to joining TSYS in September 2015 she served as Vice President and Global Chief Information Officer for The Brinks Company. Prior to joining Brinks she worked with Bank of America for more than 14 years in technology positions of increasing responsibility. She spent 10 years in the United States Air Force as executive staff officer, flight commander and director of operations.

Ms. Watson’s expertise in information technology and security in the financial services and payments industries, as well as her strategic leadership skills, make her highly qualified to serve as a director and member of the Audit and Risk Committee. Ms. Watson was recommended for election to the board of directors by the Governance and Nominating Committee after a selection process in which the committee was assisted by an independent search firm having significant experience in director searches for companies in the financial services industry. The committee established specific criteria for this search based upon our Corporate Governance Guidelines and consideration of the requirements of the board at this time and interviewed several candidates.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees.

Proposal 2 — Approval of Executive Compensation on an Advisory Basis

In accordance with the requirements of Rule 14a-21(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with an advisory vote to approve executive compensation on an annual basis. An advisory vote at the Company’s 2011 Annual Meeting of Stockholders confirmed that stockholders overwhelmingly favored an annual advisory vote on executive compensation.

We believe that our executive compensation programs effectively align the interests of our named executive officers, or NEOs, with those of our stockholders by creating a combination of incentive compensation arrangements, in both cash and equity-linked programs, which are directly linked to performance and creation of stockholder value, coupled with a competitive level of base compensation. The objective for the named executive officers is to have a substantial portion of total compensation derived from performance-based incentives. Advisory votes on executive compensation in 2013, 2014 and 2015 resulted in affirmative votes of 96.9%, 63.1%, and 96.7%, respectively.

The decrease in affirmative votes in 2014 resulted from Institutional Shareholder Services, Inc. (“ISS”) recommending that stockholders vote against our say-on-pay proposal in 2014, primarily because in 2013 the Company entered into an amended and restated executive employment agreement with Mr. Cargill upon his designation for succession as the Company’s CEO that continued to include an excise tax gross-up provision applicable to change in control transactions. This provision had appeared in his employment agreement since 2008. In response to the decreased support in favor of executive compensation, the board of directors undertook a review of the gross-up and other governance issues identified by ISS in order to determine appropriate action in the best interests of the Company and its stockholders. The Company subsequently entered into amended and restated employment agreements with each of Mr. Cargill, Mr. Bartholow, Mr. Hudgens and Mr. Ackerson that removed the provisions allowing for an excise tax gross-up payment in certain change in control transactions and adopted policies against excise tax gross-ups and “single trigger” acceleration of rights to compensation in connection with any change in control transaction involving the Company.

Other governance policies adopted by the board of directors are described below at “Board and Committee Matters — Corporate Governance.”

The board values stockholders’ opinions, and, as in prior years, the board intends to evaluate the results of the 2016 vote when making future decisions regarding compensation of the named executive officers. We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement and particularly the “Compensation Discussion and Analysis” for a detailed discussion of the Company’s executive compensation programs.

This annual advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices with respect to their compensation described in this Proxy Statement. The vote is advisory and, therefore, not binding on the Company, the board of directors or the Human Resources Committee. This advisory vote may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty of the board.

We are asking our stockholders to indicate their approval, on an advisory basis, for the 2015 compensation paid to our NEOs by voting FOR the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the 2015 compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC Regulation S-K, Item 402, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures included in this Proxy Statement.

The proposal to approve the advisory vote on executive compensation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” approval of this resolution.

Proposal 3 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The Audit and Risk Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016. The Company is seeking stockholder ratification of the appointment of Ernst & Young LLP for fiscal 2016. Stockholder ratification of the selection of the Company’s independent registered public accounting firm is not required by the Company’s bylaws, state law or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit and Risk Committee will consider this information when determining whether to retain Ernst & Young LLP for future services. See the discussion at “Auditor Fees and Services” for information regarding the services provided to the Company by Ernst & Young LLP.

The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons designated in the enclosed proxy will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. Special meetings of the board of directors are held as required from time to time when important matters arise that require action between scheduled meetings. The board of directors held six regularly scheduled meetings during 2015. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served during 2015.

Corporate Governance

The board of directors is committed to providing sound governance for the Company. The board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) and charters for each committee of the board of directors to provide a flexible framework of policies relating to the governance of the Company. These documents are available in the “Governance Documents” section of the Company’s website at: http://investors.texascapitalbank.com/govdocs.

Among the policies addressed in the Guidelines are the following:

•

Majority voting for directors.    Any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. The Company will disclose the board’s decision and the process by which it was reached.

•

Retirement policy.    A director who reaches the age of 72 at or before the time of his or her re-election will not be eligible for election to the board of directors, subject to waiver of this requirement by unanimous vote of the remaining members of the board.

•	Separation of Chairman and CEO duties. The position of Chairman of the Board is to be held by an independent director.

•

Limits on other board service.    No director may serve on more than four public company boards (including the Company’s board of directors). The CEO and any other management director may serve on no more than one other public company board, and the Chairman of the Board may serve on no more than two other public company boards (one if serving as chairman).

•

Board composition and independence.    No more than two members of management may be invited to serve on the board. A substantial majority of the board must qualify as independent under the relevant listing standards of the Nasdaq Stock Market and applicable rules of the SEC. All members of the board of directors other than Mr. Cargill and Mr. Bartholow qualify as independent under these standards.

•

Term limits.    The board of directors does not believe it advisable to establish fixed term limits for directors. As an alternative to term limits, the board of directors seeks to assure that its members remain active, effective and independent contributors through ongoing performance evaluations, suitability reviews and continuing education as contemplated by the Guidelines.

•

Review of significant responsibility changes.    Any director who retires from his or her principal employment, or who materially changes the responsibilities of his or her principal employment, must tender a letter of resignation to the board of directors. The board of directors will determine whether to accept the resignation based on the recommendation of the Governance and Nominating Committee after its review of the circumstances.

•

Director compensation.    Director compensation includes a substantial equity component representing approximately half of each director’s annual compensation in order to align director interests with the long-term interests of stockholders.

•

Director stock ownership.    The board of directors has established stock ownership guidelines for directors in order to further align their interests with the long-term interests of stockholders. Directors are expected to own common stock having a value of at least three times the cash portion of the annual retainer paid to outside directors, and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock with a value at or above that level.

•	Executive pay governance and stock ownership. As discussed in more detail below at “Executive Compensation — Compensation Discussion and Analysis”, the Guidelines include policies addressing:

•	Executive stock ownership;

•	Elimination of excise tax gross-ups with respect to executive compensation received upon a change in control;

•	No “single trigger” payment or acceleration of benefits upon a change in control; and

•	“Clawback” of incentive compensation upon a restatement of the Company’s financial statements.

•

Access to independent advisors.    The board of directors and each committee may, as it deems necessary or appropriate, obtain advice and assistance from independent, outside financial, legal, accounting, human resources or other advisors, at the expense of the Company.

•

Annual evaluation.    The board of directors and each committee conduct annual evaluations of their performance. The Governance and Nominating Committee assists the evaluation process and annually evaluates and recommends each candidate for election or re-election as a director in view of the needs and then-current make-up of the board of directors.

•

Executive sessions of the board of directors and committees.    The non-management directors meet in regularly scheduled executive sessions of the board of directors and its committees without any management directors or other management present.

•

Prohibition of poison pill.    Subject to the exercise of its fiduciary duties to the Company and its stockholders, the board of directors will not authorize the issuance of any of the Company’s preferred stock for defensive or anti-takeover purposes without the prior approval of stockholders.

Hedging of Company securities prohibited.    All Company directors, officers and employees are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in market value of Company securities, and from participating in derivative or speculative transactions with respect to Company securities, including but not limited to prepaid variable forward contracts, collars, equity swaps, exchange funds, puts, calls and other derivative instruments. All directors, officers and employees are also prohibited from participating in short sales of the Company’s securities.

Pledging of Company securities prohibited.    Directors, officers who are reporting persons under Section 16 of the Exchange Act and such additional employees as may be designated by the Governance and Nominating Committee are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Director Independence

The board of directors has determined that each director other than Mr. Cargill and Mr. Bartholow qualifies as an “independent director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statutes and regulations.

Board Leadership Structure and Risk Oversight

The CEO and Chairman positions are separated under the Company’s board leadership structure. Larry L. Helm acts as the non-executive Chairman and C. Keith Cargill serves as the CEO. The board of directors determined that this is the most effective way for its leadership to be structured and believes this is a best practice for governance in its industry. The members of the Company’s board of directors also serve as directors of the Bank in order to provide effective oversight of the Bank.

The board of directors is responsible for oversight of management and the business and affairs of the Company, including those relating to management of risk. The Audit and Risk Committee assists the board of directors in monitoring the effectiveness of the Company’s identification and management of compliance risk, interest rate risk, liquidity risk, price risk, operational risk and financial reporting risk. The Credit Risk Committee oversees the Company’s processes related to identification, management and reporting of credit risk exposures, the determination and adequacy of the allowance for loan and lease losses and the establishment and administration of the Company’s credit policies. The Human Resources Committee reviews periodically the Company’s human resources and compensation policies, practices and procedures to identify potential risks to the Company.

The Company maintains an executive Risk Management Committee (“RMC”) which operates under the direction of the Audit and Risk Committee. The Audit and Risk Committee has approved the RMC’s charter and defined its scope of activities. The RMC is comprised of executives responsible for all major categories of risk within the Company and reports to the Audit and Risk Committee at least quarterly. The Audit and Risk Committee reports to the board of directors at least quarterly with respect to activities of the RMC.

Committees of the Board of Directors and Meeting Attendance

The board of directors had four standing committees during 2015.

•

Governance and Nominating Committee.    The Governance and Nominating Committee oversees the corporate governance policies for the Company and identifies, screens, recruits and recommends to the board of directors candidates to serve as directors. The Committee makes recommendations concerning the size and composition of the board of directors, considers any corporate governance issues that arise and develops appropriate recommendations, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Governance and Nominating Committee members are Elysia Holt Ragusa (Chairman), James H. Browning and Frederick B. Hegi, Jr. Each member of the Committee is an independent director. The board of directors has adopted a charter for the Governance and Nominating Committee, which is available on the Company’s website at www.texascapitalbank.com. The Governance and Nominating Committee met seven times during 2015.

The Governance and Nominating Committee considers high professional ethics and values, relevant management experience and commitment to enhancing stockholder value when evaluating candidates for the Company’s board of directors, utilizing a variety of methods. The Committee considers diversity when identifying nominees for director, looking primarily for diversity in professional experiences and skills, but also considering other dimensions of diversity, including gender and cultural background. This is done to ensure the board of directors is comprised of individuals who are able to contribute a variety of viewpoints, which the Committee believes is important in ensuring that the board exercises broad judgment and diligence. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee reviews all candidates in the same manner regardless of the source of the recommendation.

•

Audit and Risk Committee.    The Audit and Risk Committee oversees the Company’s and the Bank’s processes related to financial and regulatory reporting, risk identification and management, control and compliance. The Audit and Risk Committee also oversees the Company’s internal control over financial reporting, management’s preparation of the financial statements of the Company, and reviews and assesses the independence and qualifications of the Company’s independent registered public accounting firm. The board of directors has adopted a written charter for the Audit and Risk Committee which is available on the Company’s website at www.texascapitalbank.com. The Audit and Risk Committee appoints the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee also oversees the Company’s internal audit staff, which includes reviewing with management the status of internal accounting controls and evaluating problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent registered public accounting firm or the board of directors. The Committee also oversees the activities of the Company’s Risk Management Committee, which is chaired by the Company’s Chief Risk Officer and includes the Company’s CEO, CFO, Chief Accounting Officer and the Bank’s director of operations. The Audit and Risk Committee is comprised of five directors, each of whom is independent in accordance with applicable SEC rules and the Nasdaq Stock Market Listing Rules: James H. Browning (Chairman), Charles S. Hyle, W. W. McAllister III, Ian J. Turpin and Patricia A. Watson. The Audit and Risk Committee met five times during 2015.

The board of directors has determined that all of the committee’s members are able to read and understand fundamental financial statements as contemplated by the current listing standards of the Nasdaq Stock Market. The board of directors also determined that four members qualify as “audit committee financial experts” as defined by the SEC and therefore satisfy the Nasdaq Stock Market’s financial sophistication requirements as well.

•

Human Resources Committee.    The Human Resources Committee (“HR Committee”) advises management and makes recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long-term incentive and incentive bonus programs for executive officers and employees. The HR Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. Each member of the HR Committee is independent in accordance with applicable SEC rules and the Nasdaq Stock Market Listing Rules. The HR Committee members are Dale W. Tremblay (Chairman), Frederick B. Hegi, Jr., and Steven P. Rosenberg. The HR Committee met eight times during 2015.

•

Credit Risk Committee.    The Credit Risk Committee oversees the Company’s processes related to identification, management and reporting of credit risk exposures, the determination and adequacy of the allowance for loan and lease losses, and the establishment and administration of the Company’s credit policies consistent with the risk oversight framework established by the board of directors. The Credit Risk Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. The Credit Risk Committee members are Charles S. Hyle (Chairman), Preston M. Geren III, Larry L. Helm, and Robert W. Stallings. Each member of the Committee is an independent director. The Credit Risk Committee met five times during 2015.

Communications with the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors,

c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Report of the Audit and Risk Committee

The Audit and Risk Committee’s general role is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. The Audit and Risk Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit and Risk Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The Audit and Risk Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding communication with audit committees concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit and Risk Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence, and has determined that such independence has been maintained.

Based on the review and discussion referred to above, the Audit and Risk Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 18, 2016.

This report is submitted on behalf of the Audit and Risk Committee of the Board of Directors of Texas Capital Bancshares, Inc.

James H. Browning, Chairman

Charles S. Hyle

W. W. McAllister III

Ian J. Turpin

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all its employees, including its CEO, CFO and controller. The Company has made the Code of Conduct available on its website at www.texascapitalbank.com. Any amendments to, or waivers from, our Code of Conduct applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 29, 2016 concerning the beneficial ownership of the Company’s common stock by: (a) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, (b) each director, director nominee and named executive officer, and (c) all of the Company’s named executive officers (“NEOs”) and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, restricted stock units (“RSUs”) or stock appreciation rights (“SARs”) held by that person that are currently exercisable or will become exercisable within 60 days after March 29, 2016 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for purposes of computing the percentage ownership of any other person.

Persons Known to Company Who Own More Than 5% of Outstanding Shares of Company Common Stock	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding*
BlackRock, Inc. and certain affiliates	4,373,331	(1)	9.53%
T. Rowe Price Associates, Inc.	4,004,728	(2)	8.72%
Capital Research Global Investors	3,438,557	(3)	7.49%
The Vanguard Group, Inc. and certain affiliates	3,438,444	(4)	7.49%
Cambridge Global Asset Management	2,365,459	(5)	5.15%

*	Percentage is calculated on the basis of 45,900,640 shares, the total number of shares of common stock outstanding on March 29, 2016.

(1)

As reported by BlackRock, Inc. on a Schedule 13G filed with the SEC on January 27, 2016, as of December 31, 2015, reporting sole voting power with respect to 4,275,114 shares and sole dispositive power with respect to 4,373,331 shares. Its address is 55 East 52nd St., New York NY 10055.

(2)	As reported by T. Rowe Price Associates, Inc. on a Schedule 13G filed with the SEC on February 8, 2016, as of December 31, 2015, reporting sole voting power with respect to 565,010 shares and sole dispositive power with respect to 4,004,728 shares. Its address is 100 East Pratt St., Baltimore MD 21202.

(3)	As reported by Capital Research Global Investors on a Schedule 13G filed with the SEC on February 16, 2016, as of December 31, 2015, reporting sole voting and dispositive power with respect to 3,438,557 shares. Its address is 333 South Hope Street, Los Angeles CA 90071.

(4)	As reported by Vanguard Group, Inc. on a Schedule 13G filed with the SEC on February 10, 2016, as of December 31, 2015, reporting sole voting power with respect to 61,188 shares, shared voting power with respect to 2,200 shares, sole dispositive power with respect to 3,377,756 shares and shared dispositive power with respect to 60,688 shares. Its address is 100 Vanguard Blvd., Malvern PA 19355.

(5)	As reported by Cambridge Global Asset Management, a business unit of CI Global Investments Inc. and CI Investments Inc. on a Schedule 13G filed with the SEC on March 4, 2016, as of February 23, 2016, reporting sole voting and dispositive power with respect to 2,365,459 shares. Its address is 2 Queen Street East, Twentieth Floor, Toronto, Ontario, M5C 3G7.

Name(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding
Vince A. Ackerson	13,634	(2)	*
Julie L. Anderson	23,757	(3)	*
Peter B. Bartholow	26,500	(4)	*
James H. Browning	12,247	(5)	*
C. Keith Cargill	38,981	(6)	*
Preston M. Geren III	3,772	(7)	*
Frederick B. Hegi, Jr.	205,815	(8)	*
Larry L. Helm	21,747	(9)	*
John D. Hudgens	2,983	(10)	*
Charles S. Hyle	1,272	(11)	*
W. W. McAllister III	34,872	(12)	*
Elysia Holt Ragusa	6,547	(13)	*
Steven P. Rosenberg	54,747	(14)	*
Robert W. Stallings	6,347	(15)	*
Dale W. Tremblay	4,747	(16)	*
Ian J. Turpin	37,843	(17)	*
Patricia A. Watson	1,512	(18)	*
All executive officers and directors as a group	497,323		1.08	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 45,900,640 shares, the total number of shares of common stock outstanding on March 29, 2016.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 11,945 shares held by Mr. Ackerson and 1,689 shares held by JAKS Partners, LTD. Mr. Ackerson is the general partner of JAKS Partners.

(3)	Includes 23,757 shares held by Ms. Anderson.

(4)	Includes 26,500 shares held by Mr. Bartholow.

(5)	Includes 8,975 shares held by Mr. Browning. Also includes 272 RSUs that will become exercisable within 60 days and 3,000 vested SARs.

(6)	Includes 38,981 shares held by Mr. Cargill.

(7)	Includes 3,500 shares held by Mr. Geren. Also includes 272 RSUs that will become exercisable within 60 days.

(8)	Includes 127,132 shares held by Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi, 24,252 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary, 28,000 shares held by Hegi Family Holdings, Ltd. of which Mr. Hegi is the managing partner and 22,559 shares held directly by Mr. Hegi. Also includes 272 RSUs that will become exercisable within 60 days and 3,600 vested SARs. Mr. Hegi will retire from the board effective at the 2016 Annual Meeting.

(9)	Includes 8,475 shares held by Mr. Helm. Also includes 272 RSUs that will become exercisable within 60 days and 13,000 vested SARs.

(10)	Includes 2,983 shares held by Mr. Hudgens.

(11)	Includes 1,000 shares held by Mr. Hyle. Also includes 272 RSUs that will become exercisable within 60 days.

(12)	Includes 23,600 shares held by Mr. McAllister. Also includes 272 RSUs that will become exercisable within 60 days and 11,000 vested SARs. Mr. McAllister will retire from the board effective at the 2016 Annual Meeting.

(13)	Includes 3,275 shares held by Ms. Ragusa. Also includes 272 RSUs that will become exercisable within 60 days and 3,000 vested SARs.

(14)	Includes 41,475 shares held by Mr. Rosenberg. Also includes 272 RSUs that will become exercisable within 60 days and 13,000 vested SARs.

(15)	Includes 5,475 shares held by Mr. Stallings. Also includes 272 RSUs that will become exercisable within 60 days and 600 vested SARs.

(16)	Includes 4,475 shares held by Mr. Tremblay. Also includes 272 RSUs that will become exercisable within 60 days.

(17)	Includes 4,475 shares held by Mr. Turpin. Also includes 5,951 shares held by Johnson Management Trust, 14,641 shares held by The Nini Gift Trust and 1,904 shares held in the Rebekah Johnson Nugent 1976 Trust, each of which Mr. Turpin’s spouse serves as the trustee. Also includes 272 RSUs that will become exercisable within 60 days and 10,600 vested SARs.

(18)	Includes 40 shares held by Ms. Watson. Also includes 1,472 shares of restricted common stock as to which restrictions will lapse as to one-third of the shares on each of February 16, 2017, 2018, and 2019.

EXECUTIVE COMPENSATION

Executive Officers

Our named executive officers (NEOs) for 2015, and the positions held by them on December 31, 2015 are:

C. Keith Cargill, President and CEO of the Company and President and CEO of Texas Capital Bank. Mr. Cargill, age 63, has served as President and Chief Executive Officer (“CEO”) of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Peter B. Bartholow, CFO and COO of the Company and COO of Texas Capital Bank. Mr. Bartholow, age 67, has served as Chief Financial Officer (“CFO”) and as a director since October 2003 and as Chief Operating Officer (“COO”) since January 2014. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with Electronic Data Systems Corp., and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

John D. Hudgens, Chief Risk Officer of the Company and Chief Risk Officer of Texas Capital Bank. Mr. Hudgens, age 60, assumed the role of Chairman of the Company’s Risk Management Committee in 2009, and in that role became the Chief Risk Officer of Texas Capital Bank. Additionally, he has served as the Company’s Chief Risk Officer since May 2014. He also served as Chief Credit Officer of Texas Capital Bank from January 1999 to August 2015.

Vince A. Ackerson, Texas President and Chief Lending Officer of Texas Capital Bank. Mr. Ackerson, age 59, has served as Texas President and Chief Lending Officer of Texas Capital Bank since July 2013. Prior to holding this position, he served as Dallas Regional President since October 2008 and was previously Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998.

Julie L. Anderson, Controller, Chief Accounting Officer, and Secretary of the Company and CFO of Texas Capital Bank. Ms. Anderson, age 48, has served as the Company’s Controller since February 1999 and Chief Accounting Officer since December 2003. In July 2013, she assumed the role of CFO of Texas Capital Bank and in May 2014, she assumed the role of Secretary of the Company.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation programs and explains our compensation philosophy, policies and practices with respect to the named executive officers identified above.

In view of the Company’s competitive performance, historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

2015 Financial Results

The Company performed well in 2015, reporting record net income of $144.9 million (6% increase from 2014 and 20% increase from 2013). We benefitted from continued growth in both traditional loans held for investment (16% increase) and in mortgage finance loans (21% increase) in 2015 compared to 2014. At the same time we maintained strong credit discipline (net charge-offs of 10 basis points), achieved significant growth in deposits (19% increase), particularly non-interest bearing deposits (27% increase), and controlled expenses (efficiency ratio of 54.0%). Our net interest income reached a record of $556.5 million (17% increase from 2014 and 33% increase from 2013). These results, accomplished organically without dilutive acquisitions, place us at or near the top of our peer group for 2015 and are consistent with the Company’s high level of performance over the past five years. At $2.91 per diluted share, 2015 was the second-best earnings per share (“EPS”) year for our shareholders in our history. We reported EPS of $2.91 in 2015 compared to $2.88 in 2014, $2.72 in 2013 and $3.00 in 2012, where the effects of capital raised through preferred stock, common stock and long-term debt had a significant impact on EPS growth.

We responded to a number of challenges in 2015, some new and some continuing, that contributed to our results falling below expectations established when we began the year. These challenges have significantly impacted our stock price and the 2015 incentive compensation of our executives. The status of our energy lending portfolio produced strong headwinds in terms of a $136.5 million increase in non-performing loans, to $179.8 million, and an increase of $31.3 million in our 2015 provision for credit losses, to $53.3 million. The continued low interest rate environment and the substantial growth in liquidity assets pushed our 2015 net interest margin to 3.14% in 2015 from 3.78% reported in 2014 and 4.22% reported in 2013. The expense of meeting regulatory expectations for mid-sized national banks has increased significantly over the past three years.

In 2014 we increased capital by $256 million with two common stock offerings totaling 4.4 million shares (average price to the Company was $58.44), increasing the number of outstanding shares by more than 10%, which made achieving EPS growth in 2014 and 2015 more difficult. We have increased liquidity assets from $144.0 million at the end of 2013 to $2.7 billion at the end of 2015, funded primarily through low-cost deposits. The increase in liquidity assets, which earned just 0.25% in 2015 as Federal Reserve Bank deposits, has reduced our return on assets (“ROA”) although we continued to earn a small positive spread against our funding cost. We successfully launched our mortgage correspondent aggregation (“MCA”) business late in the third quarter of 2015. The costs associated with the launch of the business, reduced revenue opportunity due to changes in market conditions, and our decision to build volume slowly in order to prove-out systems and risk management effectiveness resulted in a loss of approximately $7.4 million for 2015.

Executive Summary

Our compensation philosophy demands that executive compensation track appropriately to the Company’s economic performance, not just management’s performance. The HR Committee and the board of directors recognize that our management’s performance in 2015 was exceptional given the challenges facing the Company. The growth in net revenue from other lending businesses offset the combined impact of the $31.3 million increase in provision for credit losses, the $7.4 million loss on the launch of the MCA line of business, increased regulatory costs and the dilutive impact of equity offerings completed in 2014. Notably, the Company outperformed other banks operating in Texas and involved in energy lending in terms of growth in both net income and EPS. A majority of our compensation peer group in 2015 was not similarly affected by the volatility in the energy industry and its actual and projected impact on the Texas economy.

Average payouts of the annual cash incentive to the NEOs for 2015 ranged between 42% and 57% of the executive’s base salary, with an average of 48%. This compares to a 2014 payout range of 72% to 100%, with an average 2014 payout of 83%, and a 2013 payout range of 65% to 94%, with an average 2013 payout of 78%. In each of 2013, 2014 and 2015 the HR Committee set the aggregate incentive amount, or pool, at 7% of pre-tax, pre-annual incentive income based on the committee’s consideration of the profitability of the Company, performance of individual business units, number of participants, amounts guaranteed to new officers and other factors. The Company does not use a specific formula for its short-term incentive compensation program or disclose the specific factors contributing to each year’s awards in order to protect sensitive business information, to allow fine-tuning of each executive’s incentives and because certain of the performance criteria require subjective evaluation of the executive’s performance. At the same time, the financial parameters set for each year’s short-term incentive compensation place an effective cap on the amounts that may be awarded and do not allow the HR Committee broad discretion in determining the payout.

Long-term incentive compensation for 2015 was adversely impacted by a number of factors. The performance vesting portions of the long-term grants of cash-settled performance units made to the NEOs in 2013 (60%) were based on EPS and ROA targets set in 2013 and did not anticipate, and were not adjusted for, the $31.3 million increase in the provision for credit losses in 2015 resulting from the decline in energy prices or the large increase in liquidity assets in 2014 and 2015 that significantly lowered ROA results, neither of which could have been anticipated in 2013. Partial adjustments to 2014 and 2015 vestings were made for the EPS impact of the 2014 common stock offerings described above. As a consequence the NEOs received a 28% payout on the EPS target and no payout on the ROA targets in 2015. The remainder of the 2015 long-term compensation was attributable to the time-vesting portions of the 2013 awards. The 2015 vested long-term incentive payments for the four NEOs who were serving as such in 2013 represented an average decrease of 50% when compared to 2014 payments and an average decrease of 78% when compared to 2013 payments.

In view of the substantially reduced payouts to the NEOs in short-term and long-term incentives for 2015, the HR Committee believes that executive pay and performance at the Company continue to be strongly aligned. We have continued to appropriately adjust the base compensation of our NEOs upward in 2015 and in 2016 to address specific instances of increased responsibilities and performance expectations as well as to maintain reasonable parity with the 50th percentile of our compensation peer group.

As described in more detail below at “Equity Incentive Philosophy”, the HR Committee determined that long-term incentives granted in 2015 and subsequent years to the NEOs (excluding Ms. Anderson) will be settled in shares of common stock rather than cash in order to support the accumulation of larger amounts of directly owned shares by the NEOs. The initial grant of these stock-settled awards in 2015 is reflected in the Summary Compensation Table under the column labeled “Stock Awards.” The accounting for and proxy statement presentation of stock-settled awards is different from cash-settled performance units. Stock-settled awards are required to be recognized as compensation expense in the year they are granted based upon an analysis of the probable outcome of the award to the NEO over the ensuing three years, without regard to whether the awards actually vest in future years. Cash-settled awards, on the other hand, are only recognized when they vest, in the amount paid to the NEO. These awards, as granted and vested in prior years, appear in the Summary Compensation Table under the column labeled “Long-Term Incentive Plan Compensation.”

As a result of the disparity in accounting treatment and proxy statement disclosure between cash-settled and stock-settled units, the Summary Compensation Table for 2015 effectively double-counts the long-term incentive awards to the NEOs (other than Ms. Anderson, who did not receive a stock-settled long-term incentive award in 2015), making it appear that their 2015 total compensation did not decline as significantly as it has.

Objectives of Executive Compensation

We seek to provide a compensation package for our NEOs that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall long-term profitability and, therefore, have the following objectives for compensation programs impacting the NEOs of the Company:

•	to provide motivation for the NEOs and to enhance stockholder value by linking their compensation to the value of our common stock;

•

to allow the Company and the Bank to attract and retain highly qualified executive officers by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives;

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at competitive levels; and

•

to assure that the NEO’s objectives have been achieved without imposing excessive risk to stockholders and that appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth have been maintained.

Oversight of Executive Compensation Program

The HR Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined by the Nasdaq Stock Market Listing Rules. With approval by the board, the HR Committee has developed and applied a compensation philosophy that focuses on a combination of competitive base salary and incentive compensation, including cash and equity-linked programs, which are directly tied to performance and creation of stockholder value. The objective for the executive officers and key employees is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee works throughout the year, including conferences, formal meetings and discussions with consultants and management and review of compensation-related materials. The HR Committee works with executive management, primarily our chief executive officer (“CEO”), in assessing the compensation approach and levels for our executive officers and key employees. In consultation with the full board, the HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the overall executive compensation and employment benefits, philosophy and objectives of the Company. The HR Committee establishes objectives for the Company’s CEO and sets the CEO’s compensation based, in part, on the evaluation of peer group data. The HR Committee also reviews and recommends to the board the Company’s annual and long-term incentive plans for executive officers and key employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers may include the Company’s overall performance, the officer’s experience, performance and contribution to the Company, the achievement of strategic goals, external equity and market value, internal equity, fairness and retention priority. The various components of the compensation programs for the named executive officers are discussed below in the “Executive Compensation Program Overview”. There are no material differences in compensation policies for each of the five named executive officers, as all relate primarily to performance and contribution in achieving consolidated results. In the case of the four named executive officers other than the CEO, the CEO makes recommendations to the HR Committee about each of their individual total compensation levels. The HR Committee may delegate to the CEO the allocation of certain salary increases or annual incentive amounts for the other four named executive officers.

Compensation Risk Oversight

The HR Committee conducted its biennial compensation risk assessment with the assistance of its independent compensation advisor in 2014. In 2015 the Committee reviewed the 2014 risk assessment in view of current developments. Based upon the results of these assessments we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

Communication with Stockholders

The HR Committee monitors the results of our annual advisory vote on executive compensation each year. Our advisory say-on-pay proposal at the 2015 annual meeting of stockholders received an affirmative vote of 96.7% in favor of our executive compensation programs. The Company maintains active engagement with our stockholders, communicating directly with the holders of more than 80% of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise. We encourage stockholders to communicate with us regarding our corporate governance and executive compensation. Communications from stockholders on these subjects are reported to the HR Committee or the Governance and Nominating Committee, as appropriate.

Clawback of Incentive Compensation

Our Corporate Governance Guidelines include a policy providing that incentive compensation payable to our named executive officers under certain of the Company’s incentive compensation arrangements will be subject to recovery by the Company if, in the year such compensation is paid, or within three years thereafter, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws. The repayment obligation applies to the extent repayment is required by applicable law, or to the extent the executive’s compensation is determined to be in excess of the amount that would have been payable taking into account any restatement or correction. The board of directors, considering the best interests of the Company and its stockholders and the recommendation of the HR Committee, has the sole discretion to determine whether an executive’s actions have or have not met any particular standard of conduct under law or Company policy, and whether recovery of incentive compensation should be pursued.

Equity Incentive Philosophy

In 2013 and 2014 the Company issued cash-settled Performance Units to its named executive officers as their primary long-term equity incentive, a portion of which vest based on the attainment of certain performance metrics developed by the HR Committee and the balance of which vest on the third anniversary of the date of grant if the named executive is employed by the Company or is eligible for approved retirement. The HR Committee determined that 2015 and 2016 equity incentives will be settled in shares of common stock rather than cash in order to support the accumulation of larger amounts of directly- owned shares of common stock by the named executive officers. It is expected that grants in future years will similarly emphasize the accumulation of direct ownership of common stock.

The cash-settled awards in 2013 and 2014 were intended to balance the interest of the Company in providing an incentive to its executives that would vary based upon the performance of the Company’s common stock with the interest of stockholders in experiencing less dilution of their ownership of the Company resulting from the Company’s employee compensation program. The Company performed at or near the top of its peer group over this time period while having less dilution to its stockholders resulting from its employee compensation programs. The HR Committee believes that the direct ownership of substantial amounts of common stock combined with the cash-settled and stock-settled incentives issued over the past three years combine to strongly align the interests of the Company’s senior executive officers with the interests of stockholders.

The following table is provided to indicate the substantial value at risk of each of the named executive officers resulting from their directly owned common stock, unvested RSUs and unvested cash-settled Performance Units.

Named Executive Officer	Shares Owned(A)	Unvested RSUs(B)	Unvested Cash-Settled Units(C)	Value at Risk(D)	VAR as % of 2015 Base Salary
C. Keith Cargill	38,981	12,402	21,265	$4,312,385	575%
Peter B. Bartholow	26,500	8,084	18,531	3,152,906	688%
John D. Hudgens	2,983	7,258	15,781	1,544,666	355%
Vince A. Ackerson	13,634	6,982	13,988	2,054,093	478%
Julie L. Anderson	23,757	—	6,294	1,783,827	575%

(A)	Shares owned are as of December 31, 2015 but also include January 2016 purchases made by Mr. Cargill and Mr. Bartholow of 10,000 shares and 4,000 shares, respectively.

(B)	Represents RSUs subject to vesting in 2018 based upon award grants made in 2015 to then-serving NEOs based upon the Company’s achievement of certain performance measures and the executive’s continued employment by the Company. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives.”

(C)	Represents cash-settled Performance Units subject to vesting in 2016 and 2017 based upon award grants made in 2013 and 2014 to then-serving NEO’s based upon the Company’s achievement of certain performance measures and the executive’s continued employment by the Company. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives.” Ms. Anderson was not a named executive officer during those years and her unvested cash units are time-vested only.

(D)	Based on December 1, 2015 stock price of $59.36, as contemplated by the executive stock ownership guidelines.

The HR Committee considers the returns realized by stockholders through increases or decreases in the price of the Company’s common stock in the course of establishing NEO equity incentive compensation performance targets, but has determined that it would be inappropriate to base specific incentive compensation award amounts on stockholder return measures such as total shareholder return (“TSR”). This is primarily based upon concern that the Company’s NEO compensation measures not incent excessive risk-taking behavior in times such as 2015 where the Company’s financial performance is strong in historical terms but market perceptions of matters outside of our executives’ control, such as future commodity price risk or interest rate changes, introduce significant volatility into our stock price.

The HR Committee does not believe that strict benchmarking of the Company’s stock price performance against other banking organizations having substantially different business models, funding sources and growth and earnings trajectories will produce an appropriate correlation between the Company’s economic achievements and its executive compensation. This was proven to be true during the 2008-2012 period as our economic results exceeded most of our peer group over that entire time period, but sharp “rebounds” in stock price during the recovery by banks that had lost much more value in the downturn could in individual years make it appear that those banks had superior performance, justifying superior compensation of their executives in a TSR-based compensation program. Basing vesting of incentive compensation on measures such as TSR over artificially defined one- or even three-year periods can produce unfairness to our executives or to our stockholders due to unforeseeable changes in economic conditions and short-term volatility in our stock price.

The Company’s NEO compensation arrangements place a large amount of each individual’s future compensation “at risk” relative to the performance of the Company’s common stock. The NEO’s significant investments in our common stock, as required by our executive stock ownership guidelines, also make our executives sensitive to declines in our stock price. Introducing even more stock-price risk into our incentive compensation does not appear reasonable. Our performance measures such as EPS, ROA and increases in tangible book value that are based on the Company’s financial performance take into account the importance of balancing the risk appetite and risk management framework established by the board of directors, regulatory expectations for safe and sound operation of a federally insured bank and the desire and ability of our executive leadership and employees to achieve long-term, sustainable growth in stockholder value.

Executive Stock Ownership Guidelines

Our Corporate Governance Guidelines include stock ownership guidelines for the NEOs in order to further align their interests with the long-term interests of stockholders. NEOs are expected to own common stock having a value of at least three times their base compensation (five times for the CEO), and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock at that level. Unvested restricted stock, restricted stock units, stock options and stock appreciation rights are not included in an executive’s stock ownership for purposes of this policy. All of the NEOs are in compliance with the Company’s stock ownership policy, and as of the date of this Proxy Statement Mr. Bartholow and Ms. Anderson have reached the target levels of share ownership.

Role of the Compensation Consultant

The HR Committee has engaged the services of independent executive compensation consulting firm Frederic W. Cook & Co, Inc. (“Cook”). Cook reports to and acts at the direction of the HR Committee. The HR Committee looks to its compensation consultant to provide:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company’s peer group and compensation practices employed by the peer group;

•

advice regarding the establishment and administration of executive compensation plans or arrangements that provide benefits to executive officers of the Company in alignment with the objectives of the Company and the interests of stockholders; and

•	recommendations to the HR Committee concerning the existing executive compensation programs and changes to such programs.

The HR Committee has determined that a formal executive compensation market/peer review will be performed every other year and engaged Cook to perform that review most recently in 2014, which we refer to as the Cook 2014 Review. The HR Committee has used the Cook 2014 Review to inform its 2014 and 2015 compensation decisions. Cook provided the HR Committee with a market competitive executive compensation analysis for the NEOs including base salary, annual incentives, long-term incentives and non-qualified deferred compensation plans, including retirement benefits. Cook assisted the HR Committee in its review of total direct compensation for the NEOs including a review of 2014 incentive compensation and 2015 base salaries for the NEOs, as discussed in the “Base Salary” section below. For 2016 base salaries and 2015 incentive compensation the HR Committee used the Cook 2014 Review and market data regarding performance of comparable financial services companies as well as consideration of the Company’s financial performance and each NEO’s individual performance. The next executive compensation market/peer review will be performed in 2016.

Cook provided its executive compensation consulting services under the direction of the HR Committee and did not provide any additional services to the Company. Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs. In order not to impair the independence of the compensation consultant, or create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company. The HR Committee has evaluated Cook’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined that Cook is independent.

Peer Company Compensation Data

The HR Committee and Cook, with input from the Company’s management, established the Company’s compensation peer group in connection with the Cook 2014 Review and will reevaluate the peer group in 2016. The peer group consists of eighteen companies with business operations in commercial banking and financial services that were identified as having comparable long-term performance, asset size, and market capitalization. Peer company data is used by the HR Committee as a reference and not an absolute target for compensation approaches and levels. No changes to the peer group were made in 2015, which includes the following companies:

BOK Financial Corporation
City National Corporation
Cullen/Frost Bankers, Inc.
FirstMerit Corporation
First Financial Bancorp
First Midwest Bancorp, Inc.
IberiaBank Corporation
MB Financial, Inc.
PacWest Bancorp
Pinnacle Financial Partners, Inc.
PrivateBancorp, Inc.
Prosperity Bancshares Inc.
Signature Bank
SVB Financial Group
TCF Financial Corporation
TrustMark Corporation
Western Alliance Bancorporation
Wintrust Financial Corporation

The HR Committee targets total compensation paid to the Company’s executive officers to be aligned between the 50th and, given commensurate performance, 75th percentiles of the Company’s peer group.

Executive Compensation Program Overview

The executive compensation package available to our NEOs is comprised of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation, including restricted stock units (“RSUs”) and cash-settled performance units (“Performance Units”); and

•	other standard retirement and health benefits.

Base Salary

Base salary is designed to provide competitive levels of fixed compensation to our executives and to reflect their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure the success of our Company. Base salaries for the NEOs are subject to annual review under the terms of the contracts discussed below, but are not always adjusted on an annual basis. The HR Committee determines the appropriate level and timing of changes in base compensation for the CEO, and for the other NEOs upon consideration of the recommendation of the CEO. In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for executive officers, including the equity-linked compensation provided under long-term compensation plans. The Company intends for total compensation levels to be consistent with competitive practices of our peer group companies and each executive’s level of responsibility.

The HR Committee determines the level of salary increases after reviewing:

•	the qualifications, experience and performance of each executive officer;

•	the compensation paid to persons having similar duties and responsibilities in our peer group companies; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executive’s experience to the success of the business.

After considering these factors and discussing recommended salaries for the other named executive officers with Mr. Cargill, the HR Committee recommended and the board approved annual salaries and percentage increases effective March 1, 2016 as follows: Mr. Cargill $800,000 (7%), Mr. Bartholow $470,000 (3%), Mr. Hudgens $450,000 (3%), Mr. Ackerson $445,000 (3%), and Ms. Anderson $350,000 (13%). Annual salaries and percentage increases were determined by the HR Committee on a comparable basis effective March 1, 2015 as follows: Mr. Cargill $750,000 (20%), Mr. Bartholow $458,000 (4%), Mr. Hudgens $435,000 (5%), Mr. Ackerson $430,000 (8%), and Ms. Anderson $310,000 (7%).

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee compares our performance to peers with an emphasis on net income and EPS growth, as well as improvements in ROA, tangible book value growth (“TBV”), and measures of credit quality. The HR Committee uses the annual incentive compensation to motivate and reward the NEOs for achievement of strategic, business and financial objectives.

Pursuant to the cash incentive program approved by the HR Committee, an aggregate incentive pool is established each year. The size of the incentive pool is derived as a percentage of the Company’s pre-tax, pre-annual incentive income. The incentive pool has varied from 5% to 15% of the Company’s pre-tax, pre-annual incentive income depending on the profitability of the Company, performance of individual business units, number of participants, amounts guaranteed to new officers and other factors. Due to our continued profitability, the HR Committee approved an incentive pool for 2015 set at 7% of pre-tax, pre-annual incentive income. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year based on actual results compared to the approved financial plan. After verification of final results, the total annual incentive pool and allocation of dollars in the incentive pool among the participants are approved by the HR Committee. This approach provides an effective cap on the size of awards that may be made to the NEOs.

The HR Committee can exercise positive or negative discretion over the incentive pool based on their evaluation of the Company in comparison to peer companies in our industry as well as evaluation of overall economic conditions and individual performance. The incentive pool is allocated among three distinct groups: the NEOs, relationship managers generally responsible for lending and other service offerings and other key managers, which includes persons who oversee and provide critical support in such areas as finance, human resources, operations, technology, funding, investments and credit policy. Executive management determines allocations within production and key management groups pursuant to the approved program.

The portion of the total incentive pool allocated to the NEOs is based on the performance of the Company compared to plan and other measures of performance. For 2015, it was specifically based on the Company’s EPS, ROA and TBV compared to targets established by the HRC and individual NEO goals. A targeted amount as a percentage of base salary for each NEO is also considered. The HR Committee approves the allocation of the remainder of the incentive pool with input from the CEO. The CEO submits recommendations for incentive compensation for the NEOs other than himself. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other NEOs. The Committee met with the CEO and considered the individual contributions and responsibilities of the other NEOs in determining their incentive payments.

In determining annual cash incentives, the HR Committee considers the entire compensation package of each of the NEOs and the performance of that individual. The incentive award potential is intended to be consistent with each NEO’s level of responsibility, position and performance. A percentage of each NEO’s base salary in effect at the end of the prior fiscal year is generally targeted, ranging from 70% to 100%. The 2014 Cook Review confirmed these amounts are consistent with mid-range opportunities among our peer group companies. Individual incentives can be above or below these targets based on the Company’s and NEO’s performance in any given year.

The HR Committee met in February 2016 to determine annual incentive pool compensation to be paid to the named executive officers for the Company’s 2015 performance. In determining the 2015 incentive compensation, the HR Committee considered the Company’s overall performance and EPS, ROA and TBV compared to targets established by the HRC, as well as individual performance by each NEO. EPS targets ranged from $2.80 to $3.35, ROA targets from .90% to 1.08%, and TBV from $31.49 to $32.04. Based on these performance measures, annual incentive compensation payouts of between 42% and 57% of each named executive officer’s base salary in effect at December 31, 2015 were awarded, with an average payout of 48% for each of the NEOs. The annual incentive payments for each NEO are set forth in the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards for our NEOs include cash-settled equity-linked and equity-based awards that are designed to align more directly the interests of the NEOs with those of our stockholders and to motivate the NEOs to increase the stockholder value of the Company over the long term. Executive management and the HR Committee believe that equity-linked incentives are most effective in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

In 2013 and 2014, long-term incentive grants were made to the NEOs under the 2010 Plan in the form of cash-settled Performance Units and in 2015 long-term incentive grants were made to the NEOs under the 2015 Plan in the form of stock-based RSUs. A percentage of the Performance Units and RSUs vest based on the attainment of certain performance metrics developed by the HR Committee as outlined below, referred to as the performance portion of the awards. The vesting of the remaining percentages, referred to as the time-based portion, occurs on the third anniversary of the date of grant if the named executive is employed by the Company or is eligible for approved retirement.

Vesting of the performance portions of the Performance Units and RSUs is subject to determinations by the HR Committee that the EPS and ROA objectives have been achieved without imposing excessive risk to stockholders and that the Company has maintained appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth. For each vesting period, the Committee makes a threshold determination of whether: the Bank’s asset quality and credit controls were at a level of comparable high performing banks’ asset quality and credit controls; the Bank maintained a tangible capital ratio comparable to that of solidly capitalized banks; the Bank was run efficiently, with a guideline efficiency ratio of 60% or better; and that at least 100% of traditional loans held for investment were supported by core deposits.

The Company made an annual grant of cash-settled Performance Units in June 2013, of which 60% of the grant was tied to performance measures and 40% of the grant was time-based. The performance measures for the 2013 grant were tied to growth levels in EPS and the level of ROA for the three-year period ending December 31, 2015, with 50% of the performance portion of the grant based upon the EPS objective and 50% based upon the ROA objective. Ms. Anderson was not considered an NEO in 2013 and therefore did not receive this grant. Instead, Ms. Anderson was awarded an annual grant of cash-settled Performance Units that are 100% service-based and provide for annual vesting over the three-year period.

The number of cash-settled Performance Units awarded in 2013 was based on a targeted percentage of base compensation for each of the named executives and recognition that the award would effectively cover a three-year period. Based on the defined objectives for the 60% performance portion of the Performance Units, the NEOs had the opportunity to vest between 0% and 150% of the performance portion of the Performance Units. The value of the Performance Units was determined at December 31, 2015, the end of the three-year period covered by the grants. At December 31, 2015, average growth in EPS over the three-year period was 7.4% on an adjusted basis and average ROA was 1.00%, resulting in a 27.9% payout for EPS targets met and no payout for ROA targets met during the three-year period.

The HR Committee and the board of directors determined that these results were achieved without imposing excessive risk to stockholders and that the Company maintained appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth. Based on the achievement of the EPS performance goals and its consideration of the threshold factors described above, the HR Committee determined that the 2013 grant vested at 67.9% of target, including the time-vested portion of 40%. The actual amounts paid to the NEOs are included in the compensation tables below.

The Company made an annual grant of cash-based Performance Units in May 2014. The grants were structured in a manner consistent with the 2013 grants described above, however the performance portion of the Performance Units was set at 50% to reflect industry standards, with 50% of the performance portion of the grant based upon the EPS objective and 50% based upon the ROA objective. The time-based portion of these Performance Units was set at 50%. Similar to the 2013 grants described above, the NEOs will have the opportunity to vest between 0% and 150% of the performance portion of the Performance Units under this grant, which covers the three-year period ending December 31, 2016. Ms. Anderson was not considered an NEO in 2014 and therefore did not receive this grant. Instead, Ms. Anderson was awarded an annual grant of cash-settled Performance Units that are 100% service-based and provide for annual vesting over the three-year period.

In June 2015, the HR Committee moved away from the cash-settled Performance Units and made annual grants of RSUs. The grants were structured in a manner consistent with the 2014 grants described above; however the 50% performance portion of the grant is 40% based upon the EPS objective, 40% based upon the ROA objective and 20% based upon a newly defined growth in TBV objective. Similar to the 2014 grants described above, the NEOs will have the opportunity to vest between 0% and 150% of the performance portion of the RSUs under this grant, which covers the three-year period ending

December 31, 2017. Unlike the 2013 and 2014 grants, settlement of these awards will be made in shares of the Company’s common stock. Ms. Anderson was not considered an NEO for the performance period to which the 2015 grant relates to and therefore did not receive this grant. Instead, Ms. Anderson was awarded an annual grant of cash-settled Performance Units that are 100% service-based and provide for annual vesting over the three-year period.

All of the grants were based on a variety of factors deemed relevant by the HR Committee, including the Company’s performance, the named executive officer’s level of responsibility, an assessment of individual performance made by the Committee and competitive market data. Because grants are expressed in specific share numbers, the amounts that an NEO may receive from vesting of long-term equity incentives is effectively capped.

The following summarizes the performance targets for the performance portions of the, 2013, 2014 and 2015 grants of Performance Units and RSUs discussed above:

2013 Grant:

•	Average EPS growth rate over a three-year period ending December 31, 2015 ranges from 5% to 10.5%, with payouts ranging from 15% to 45% of total vested value.

•	Average ROA over a three-year period ending December 31, 2015 ranges from 1.10% to 1.30%, with payouts ranging from 15% to 45% of total vested value.

2014 Grant:

•	EPS targets ranging from $3.33 to $4.33 for the year ended December 31, 2016 with payouts ranging from 12.5% to 37.5% of total vested value.

•	Average ROA over a three-year period ending December 31, 2016 ranges from 1.07% to 1.15%, with payouts ranging from 12.5% to 37.5% of total vested value.

2015 Grant:

•	EPS targets ranging from $3.70 to $4.50 for the year ended December 31, 2017 with payouts ranging from 10.0% to 30.0% of total vested value.

•	Average ROA over a three-year period ending December 31, 2017 ranges from 0.98% to 1.11%, with payouts ranging from 10.0% to 30.0% of total vested value.

•	Average growth in tangible book value over a three-year period ending December 31, 2017 ranges from 9.00% to 16.00%, with payouts ranging from 5.0% to 15.0% of total vested value.

The Performance Units and RSUs will be forfeited upon an NEO’s termination of employment, except as otherwise provided below. The 2013 and 2014 Performance Units provide for accelerated vesting upon a change in control, as defined under the respective incentive plan, with 50% to vest upon the effective date of the change in control and 50% to vest upon the original vesting date of the Performance Unit, or two years following the effective date of the change in control, whichever occurs earlier. If the NEO is terminated without cause or terminates his employment for good reason (each as defined in the NEOs employment agreement) within 90 days immediately preceding or following the effective date of the change in control, the unvested Performance Units will become vested on the later of the effective date of the change in control or the NEO’s termination date. In addition, the Performance Units become immediately vested upon the NEO’s death or total and permanent disability. If an NEO retires upon reaching the age of 65 with 12 years of service, the Performance Units become fully vested with the payout to occur at the end of the three-year performance period, subject to board approval and the execution of non-competition and non-solicitation agreements by the executive.

The RSUs provide for accelerated vesting of 100% of the unvested units upon a change in control, as defined under the 2015 Plan, if the NEO is terminated without cause or terminates his employment for good reason (each as defined in the NEO’s employment agreement) following the change in control, effective upon such termination, and regardless of whether the performance criteria have been achieved. If an NEO retires upon reaching the age of 65 with 12 years of service, a prorated portion of the time-based RSUs will vest based on the number of full years the NEO has been employed since the date of grant, and the performance-based RSUs will continue to vest based on the achievement of the performance goals within the time periods established for such grant. If an NEO violates the provisions of any agreement with the Company that contains confidentiality, non-solicitation or other protective or restrictive covenant provisions, any unvested awards will cease to vest, any undelivered shares will be forfeited and any net shares delivered to the NEO with respect to the awards will be immediately returned to the Company.

Other Benefits

2006 Employee Stock Purchase Plan.    In 2006, the board of directors adopted and our stockholders approved the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”). The 2006 ESPP provides eligible employees of the Company (and its participating subsidiaries) with an incentive to advance the best interests of the Company and its subsidiaries by providing them a means of voluntarily purchasing common stock at 95% of the market price and upon favorable terms. We believe that the participants in the 2006 ESPP have an additional incentive to promote the success of the Company’s business by increasing their economic interest in the Company. Participation in the 2006 ESPP is voluntary and dependent upon each eligible employee’s election to participate and determination of the level of participation. We believe that the 2006 ESPP is an important part of our compensation program that helps us compete effectively for talent. It has been and remains the policy of the Company that the NEOs are not eligible to participate in the 2006 ESPP.

Retirement Savings Opportunity.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 85% of their eligible compensation up to current Internal Revenue Service limits. We provide the 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee with a vesting scheduled based upon such employee’s tenure with the Company. We do not provide an option for our employees to invest in our common stock through the 401(k) Plan. In 2015, we did not provide or offer any other retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans, to our employees or the NEOs, other than the 401(k) Plan.

Nonqualified Deferred Compensation Plan.    Effective for fiscal 2016, we implemented a nonqualified deferred compensation plan for our executives and key members of management in order to assist us in attracting and retaining these individuals. Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout into deferral accounts that mirror the gains or losses of investments selected by the participants. The Company does not match deferrals made pursuant to the plan. The plan allows the Company to make discretionary contributions on behalf of a participant, however there are no current plans to do so, nor is it required. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability, or upon a date specified by the participant.

Health and Welfare Benefits.    All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

The Company maintains employment agreements with each of its NEOs. The material terms of each NEO’s employment agreement are described below.

Mr. Cargill’s amended and restated employment agreement, which we refer to as the “Cargill Agreement,” has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party. The Cargill Agreement will terminate upon Mr. Cargill’s death or disability, upon his voluntary termination of employment or upon his termination for cause. “Cause” as defined in the agreement includes: (1) fraud, misappropriation or embezzlement; (2) the material breach of executive responsibilities, restrictive covenants or fiduciary duties; (3) conviction of a felony or crime of moral turpitude; (4) illegal use of drugs interfering with the performance of his duties; or (5) acceptance of other employment without permission. Upon any such termination Mr. Cargill would be entitled to receive his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.

If terminated by the Company without cause or by non-renewal, or by Mr. Cargill for “good reason,” Mr. Cargill would receive a cash payment equal to twelve months’ base salary, a cash payment equal to the average annual incentive payment for the two prior years, and continued medical insurance benefits for twelve months following termination. “Good reason” is defined as (1) an assignment of duties that are functionally inferior to the duties set forth in the Cargill Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; or (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers.

If, in connection with a change in control, as defined in the Cargill Agreement, Mr. Cargill’s employment is terminated either (1) by the Company or the successor entity without cause, or (2) by Mr. Cargill for good reason, Mr. Cargill will receive a lump sum payment equal to 2.5 times his average base salary and the average of any annual incentive amounts paid to him during the two years preceding the change in control. This change in control payment is in lieu of any other amounts to which he would be entitled under the Cargill Agreement.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur, except for the cash payments described above that would be owing upon Mr. Cargill’s voluntary termination of employment.

The Cargill Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Mr. Cargill’s ability to be involved with a competing bank or company with a place of business in Texas.

Employment Agreements for Mr. Bartholow, Mr. Hudgens, Mr. Ackerson and Ms. Anderson

In order to retain the Company’s senior executive officers, the HR Committee and board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with Messrs. Bartholow, Hudgens and Ackerson and Ms. Anderson. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time in view of the critical nature of each of their positions. The Company entered into Amended and Restated Executive Employment Agreements (the “2014 Agreements”) with Mr. Bartholow, Mr. Hudgens and Mr. Ackerson effective December 18, 2014. The Company’s Employment Agreement with Ms. Anderson, who became a named executive officer in fiscal 2015, is dated May 5, 2006 (the “2006 Agreement”, which together with the 2014 Agreements is referred to as an “NEO Agreement”).

Each of the NEO Agreements has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party or unless earlier terminated in accordance with the terms of the agreement, and each provides for compensation including a base salary and participation in the annual incentive plan for key executives. Each of the executives is also eligible to receive grants of equity-based incentive compensation under our long-term incentive plans.

Each NEO Agreement terminates upon the executive’s death or disability, upon the executive’s voluntary termination of employment or upon the executive’s termination for cause. Upon any such termination the executive would be entitled to his or her base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses. “Cause” is defined substantially identically to the Cargill Agreement. Upon termination of the 2006 Agreement for death or disability, Ms. Anderson would receive the lesser of (i) the balance of her base salary remaining in the term of her Agreement or (ii) twelve months’ base salary.

The NEO Agreements provide for severance payments to the executive upon termination of the executive’s employment by us without cause or by the executive for good reason, at which time the executive is entitled to receive: (1) a cash payment equal to 12 months’ base salary as then in effect; (2) an amount equal to the average annual incentive paid to the executive for the two years preceding his or her termination; and (3) continued medical insurance benefits, at the Company’s expense, for a period of twelve months following termination. “Good reason” is defined substantially identically to the Cargill Agreement.

The NEO Agreements include provisions relating to payments upon a change in control that are substantially identical to the terms of the Cargill Agreement, as well as protective provisions triggered under adverse conditions that limit the payments due to the NEOs and non-competition and non-solicitation provisions, confidentiality obligations and restrictions on the executive’s ability to be involved with a competing state or national bank.

Indemnification Arrangements

Our certificate of incorporation, bylaws and applicable Delaware law provide indemnification rights to our directors and officers. Our board of directors has granted broader rights to indemnity pursuant to Indemnification Agreements between the Company and each of its directors and NEOs. These indemnification arrangements may require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification arrangements may also require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

Tax Implications of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussion, the Human Resources Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Report is submitted by the Human Resources Committee of the Board of Directors of Texas Capital Bancshares, Inc.

Dale W. Tremblay, Chairman

Frederick B. Hegi, Jr.

Steven P. Rosenberg

2015, 2014 and 2013 Summary Compensation Table*

				Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Stock Awards (A)	Annual Incentive Plan Compensation (B)	Long-Term Incentive Plan Compensation (C)	All Other Compensation (D)	Total
C. Keith Cargill President and CEO of the Company; President and CEO of Texas Capital Bank	2015	$729,167	$471,291	$425,000	$393,563	$31,894	$2,050,915
	2014	625,000	—	625,000	754,291	35,171	2,039,462
	2013	472,917	—	440,000	1,733,772	23,809	2,670,498

Peter B. Bartholow CFO and COO of the Company; COO of Texas Capital Bank	2015	455,333	307,227	208,200	393,563	34,526	1,398,849
	2014	439,167	—	330,000	788,598	50,586	1,608,351
	2013	404,583	—	300,000	1,878,258	21,687	2,604,528

John D. Hudgens Chief Risk Officer of the Company; Chief Risk Officer of Texas Capital Bank	2015	431,833	275,847	182,250	324,896	26,426	1,241,252
	2014	413,333	—	300,000	657,139	40,731	1,411,203
	2013	376,250	—	270,000	1,325,888	19,646	1,991,784

Vince A. Ackerson Texas President and Chief Lending Officer of Texas Capital Bank	2015	425,000	265,315	180,500	289,401	34,876	1,195,092
	2014	395,833	—	300,000	597,154	46,760	1,339,747
	2013	352,083	—	245,000	1,351,578	41,371	1,990,032

Julie L. Anderson Controller, Chief Accounting Officer and Secretary of the Company; CFO of Texas Capital Bank	2015	306,667	—	158,500	133,163	24,903	623,233
	2014	288,333	—	235,000	106,547	30,369	660,249
	2013	266,333	—	225,000	68,790	18,463	578,586

For a description of the employment agreements applicable to the named executive officers, refer to the “Employment Agreements” section of the “Compensation Discussion and Analysis”.

*	Columns for which no amounts are reported have been deleted.

(A)	Awards in this column represent grants of restricted stock units made on June 1, 2015 that vest over a three year-period with payout occurring in 2018 if time and performance conditions are achieved. The amounts reflect the value of the award at grant date based on the probable outcome of the performance conditions determined as of the grant date in accordance with Accounting Standards Codification (ASC) Topic 718. In 2013 and 2014, annual LTI grants were in the form of cash-settled Performance Units which are reported in the table above when vested and paid, and not at grant date. See note 1 and note 12 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards. The value of the awards at the grant date, assuming that the highest level of performance conditions are achieved is as follows: Mr. Cargill $841,631, Mr. Bartholow $548,600, Mr. Hudgens $492,546 and Mr. Ackerson $473,816. Ms. Anderson was not considered an NEO for the performance period to which the 2015 grant relates and therefore did not receive this grant. Instead, Ms. Anderson was awarded an annual grant of cash-settled Performance Units that are 100% service based and provide annual vesting during the three-year period.

(B)	For further details of the targets and performance related to the payout of these amounts, refer to the “Annual Incentive Compensation” section of the “Compensation Discussion and Analysis”.

(C)	For further details of cash-settled Performance Units, refer to the “Long-Term Incentives” section of the “Compensation Discussion and Analysis”.

(D)	See additional description in “2015 All Other Compensation Table” below.

2015 All Other Compensation Table*

Name	Year	Perquisites and Other Personal Benefits(A)	Insurance Premiums	Company Contributions to 401(k) Plans	Total
C. Keith Cargill	2015	$13,283	$2,698	$15,913	$31,894
Peter B. Bartholow	2015	16,577	2,033	15,916	34,526
John D. Hudgens	2015	7,200	2,446	16,780	26,426
Vince A. Ackerson	2015	16,130	2,371	16,375	34,876
Julie L. Anderson	2015	7,200	1,603	16,100	24,903

*	Columns for which no amounts are reported have been deleted.

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: Mr. Cargill $6,083, Mr. Bartholow $9,377 and Mr. Ackerson $8,930.

2015 Grants of Plan Based Awards Table*

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
C. Keith Cargill	6/1/2015	(A)	$—	$—	$—	—	6,201	9,302	—	$134,639
	6/1/2015	(B)	—	—	—	—	—	—	6,201	336,652
Peter B. Bartholow	6/1/2015	(A)	—	—	—	—	4,042	6,063	—	87,787
	6/1/2015	(B)	—	—	—	—	—	—	4,042	219,440
John D. Hudgens	6/1/2015	(A)	—	—	—	—	3,629	5,444	—	78,829
	6/1/2015	(B)	—	—	—	—	—	—	3,629	197,018
Vince A. Ackerson	6/1/2015	(A)	—	—	—	—	3,491	5,237	—	75,789
	6/1/2015	(B)	—	—	—	—	—	—	3,491	189,526
Julie L. Anderson	2/17/2015	(C)	N/A	121,623	N/A	—	—	—	—	—

*	Columns for which no amounts are reported have been deleted.

(A)	Amount represents award of restricted stock units made under the 2015 Plan that will vest based upon the Company’s achievement of certain performance measures and the executive’s continued employment by the Company over a three-year period ending 12/31/2017. Based on the defined objectives of the awards the NEO has the opportunity to vest between 0% and 150% of the Performance Units. The grant date fair value of the award is based on the closing price of our common stock on the date of grant, or $54.29, and reflects the value of the award at grant date based on the probable outcome of the performance conditions determined as of the grant date in accordance with ASC 718 and pursuant to the 2015 Plan. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives”.

(B)	Amount represents award of restricted stock units made under the 2015 Plan that will cliff vest at the end of three years, on 6/1/2018. The grant date fair value is based on the closing price of our common stock on the date of grant, or $54.29.

(C)	Amount represents non-equity incentive plan award made under the 2010 Plan of 2,461 units made to Ms. Anderson that is 100% service-based. As the award provides only for a single estimated payout, the amount is reported in target column only and is based on 12/31/2015 closing market price of our common stock of $49.42.

2015 Outstanding Equity Awards at Fiscal Year-end Table*

	Option Awards (A)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(C)	Market Value of Shares or Units of Stock That Have Not Vested(B)(C)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(D)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(B)(D)
C. Keith Cargill	—	$—	—	6,201	$306,453	6,201	$306,453
Peter B. Bartholow	4,388	22.65	04/24/2016	4,042	199,756	4,042	199,756
John D. Hudgens	—	—	—	3,629	179,345	3,629	179,345
Vince A. Ackerson	—	—	—	3,491	172,525	3,491	172,525
Julie L. Anderson	—	—	—	—	—	—	—

*	Columns for which no amounts are reported have been deleted.

(A)	Represents award of SARs on April 24, 2006 under the 2005 Plan which vested ratably over a five-year period.

(B)	Based on 12/31/2015 closing market price of our common stock of $49.42.

(C)	Awards cliff vest at the end of three years on 6/1/2018.

(D)	Awards will vest based upon the Company’s achievement of certain performance measures and the executive’s continued employment by the Company over a three-year period ending 12/31/2017.

2015 Option Exercises and Stock Vested Table*

	Option Awards
Name	Number of Shares Acquired on Vesting(A)	Value Realized on Vesting(B)
C. Keith Cargill	3,547	$119,711
Peter B. Bartholow	—	—
John D. Hudgens	4,257	160,617
Vince A. Ackerson	4,470	165,971
Julie L. Anderson	2,145	69,605

*	Columns for which no amounts are reported have been deleted.

(A)	The shares included in the table represent shares exercised or vested. In some instances, shares were issued to the NEO net of taxes. Actual shares issued were 1,231 to Mr. Cargill, 1,637 to Mr. Hudgens, 1,852 to Mr. Ackerson, and 917 shares to Ms. Anderson for SAR exercises.

(B)	The value realized by the NEO upon the vesting of stock is calculated by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date and is equal to the amount that is taxable to the executive.

2015 Pension Benefits

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan for NEOs. The only retirement plan available to NEOs in 2015 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

2015 Non-qualified Deferred Compensation

The table disclosing contributions to non-qualified and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year balances in those plans is omitted because in 2015 the Company had no non-qualified deferred compensation plans or benefits for executive officers or other employees of the Company.

2015 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract, described more completely in the “Employment Agreements” section of the “Compensation Discussion and Analysis”. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2015 and that the price per share of our common stock was the closing market price as of that date, $49.42.

Name	Termination Without Cause or For Good Reason(A)	Change in Control: Termination Without Cause or For Good Reason(B)(C)	Death(B)	Disability(B)	Retirement(D)
C. Keith Cargill
Severance	$1,275,000	$3,001,303	$—	$—	$—
Death/disability	—	—	—	—	—
Accelerated vesting of long-term incentives	—	1,102,708	1,102,708	1,102,708	—
Other benefits(E)	26,211	52,422	—	—	—
Peter B. Bartholow
Severance	727,100	1,790,875	—	—	—
Death/disability	—	—	—	—	—
Accelerated vesting of long-term incentives	—	754,199	754,199	754,199	754,199
Other benefits(E)	25,637	38,456	—	—	—
John D. Hudgens
Severance	676,125	1,659,270	—	—	—
Death/disability	—	—	—	—	—
Accelerated vesting of long-term incentives	—	675,374	675,374	675,374	—
Other benefits(E)	27,871	41,807	—	—	—
Vince A. Ackerson
Severance	670,250	1,626,666	—	—	—
Death/disability	—	—	—	—	—
Accelerated vesting of long-term incentives	—	623,730	623,730	623,730	—
Other benefits(E)	31,702	47,553	—	—	—
Julie L. Anderson
Severance	506,750	1,006,834	—	—	—
Death/disability	—	—	306,667	306,667	—
Accelerated vesting of long-term incentives	—	311,049	311,049	311,049	—
Other benefits(E)	24,376	48,752	—	24,376	—

(A)	Severance is equal to twelve months base salary plus the average incentive compensation paid during the prior two-year period. Severance will be paid over a period of twelve months.

(B)	Assumes 100% vesting of cash performance units based on the closing price of our common stock of $49.42 on December 31, 2015.

(C)	Severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period for Messrs. Cargill, Bartholow, Hudgens and Ackerson and 2.0 times average salary plus average incentive compensation paid during the prior two-year period for Ms. Anderson. Severance will be paid in a lump sum within 30 days of the Executive’s termination.

(D)	Assumes vesting at target of any performance-based awards for which performance conditions have not yet been satisfied, based on the closing price of our common stock of $49.42 on December 31, 2015. Messrs. Cargill, Ackerson and Hudgens and Ms. Anderson have not met the age and service conditions as of December 31, 2015.

(E)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Each NEO would receive one year of benefits in the event of termination without cause. In the event of a change in control, Mr. Cargill and Ms. Anderson would receive 24 months of benefits, and Messrs. Bartholow, Hudgens and Ackerson would each receive 18 months of benefits. Ms. Anderson would also receive 12 months of benefits in the event of permanent disability. Cost includes both employer and employee coverage.

2015 Director Compensation Table*

For service on our board of directors in 2015, our non-employee directors were paid an annual retainer of $40,000 and a fee of $1,500 per meeting. Our Chairman received an additional $65,000 per year for serving in that role. In addition, each member of a committee was paid a fee of $1,500 per committee meeting. Directors serving as chairman of the Audit and Risk Committee and HR Committee received an additional $20,000 per year for serving in that role and the directors serving as chairman of the Governance and Nominating Committee and Credit Risk Committee received an additional $10,000 per year for serving in that role. Members attending special meetings of the board and committees were paid $1,500 per meeting, or $750 for telephonic meetings. In addition to cash retainer fees, each non-employee director receives an annual grant of restricted stock units with an aggregate grant date fair value of approximately $45,000, granted at the board meeting immediately following each year’s annual meeting of stockholders that vest in equal numbers of units on the first, second, and third anniversaries of the date of grant. New directors receive a grant of restricted common stock with an aggregate grant date fair value of $50,000 as to which restrictions lapse as to equal numbers of shares on the first, second, and third anniversaries of the date of grant.

The following table contains information pertaining to the compensation of the Company’s board of directors for the 2015 fiscal year. Ms. Watson has been excluded from the table below because she did not begin serving as a director until February 2016.

Name	Fees Earned Or Paid In Cash (A)	Stock Awards (B)	All Other Compensation	Total
James H. Browning	$84,250	$45,011	$—	$129,261
Preston M. Geren III	57,500	45,011	—	102,511
Frederick B. Hegi, Jr.(C)	65,000	45,011	—	110,011
Larry L. Helm	121,750	45,011	—	166,761
Charles S. Hyle	71,250	45,011	—	116,261
W. W. McAllister III(C)	56,000	45,011	—	101,011
Elysia Holt Ragusa	72,750	45,011	—	117,761
Steven P. Rosenberg	72,750	45,011	—	117,761
Robert W. Stallings	55,250	45,011	—	100,261
Dale W. Tremblay	76,750	45,011	—	121,761
Ian J. Turpin	56,000	45,011	—	101,011

*	Columns for which no amounts are reported have been deleted.

(A)	Amounts represent meeting fees paid upon attendance of board and committee meetings, annual retainer fees and fees for service as chairman of the board or a committee.

(B)	Amounts represent the aggregate grant date fair value of restricted stock awards granted during the fiscal year ended December 31, 2015 in accordance with ASC 718 and pursuant to the 2015 Plan. On May 19, 2015, all currently serving directors received 816 RSUs with a grant date fair value of $55.16 per share which will vest 1/3 on each anniversary of the grant date.

(C)	Mr. Hegi and Mr. McAllister will retire from the board effective at the 2016 Annual Meeting.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, none of the employees or executive officers of the Company or the Bank served on the HR Committee of the board of directors of the Company. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our HR Committee.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. However, it is the Bank’s policy to not extend loans to executive officers of the Bank and the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our board of directors prior to making any such loans. The Bank also provides wealth management services for managed accounts to directors at discounted fees.

The Company also has other policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and named executive officer of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit and Risk Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit and Risk Committee and the board of directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct for executive officers and in applicable laws and regulations and of the Nasdaq Stock Market Listing Rules for determining the independence of directors. The questionnaires, certifications and Code of Conduct are all in writing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. The Company, based solely on a review of its Section 16(a) reports filed during 2015, believes that the required Section 16(a) reports were filed on a timely basis by its executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	395,906	$40.06	2,455,048
Equity compensation plans not approved by security holders	—	—	—
Total	395,906	$40.06	2,455,048

AUDITOR FEES AND SERVICES

The Audit and Risk Committee has selected Ernst & Young LLP to continue as our independent registered public accounting firm for the 2016 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are (in thousands):

	2015	2014
Audit fees	$1,450	$1,393
Audit-related fees	—	511
Tax fees	423	188
Total	1,873	2,092

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act, and comfort letter procedures. Audit-Related Fees included consultations related to regulatory issues. Tax fees included various federal, state and local tax services.

Pre-approval Policies and Procedures

The Audit and Risk Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit and Risk Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit and Risk Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit and Risk Committee has delegated to the Chairman of the Audit and Risk Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit and Risk Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Under the Company’s bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. Nominations for director for the 2017 annual meeting of stockholders must generally be delivered no later than 180 days, and no more than 270 days prior to the 2017 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2017

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2017 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary, no later than December 8, 2016.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the board of directors or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days and no more than 270 days prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Annual Report

A copy of the Company’s 2015 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2015 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

    TEXAS CAPITAL BANCSHARES, INC:

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC.

Date:	Tuesday, May 17, 2016
Time:	9:00 A.M. (Central Daylight Time)
Place:	2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1:	Election of Directors
Directors Recommend
			For		Withhold	i
	01	C. Keith Cargill	☐		☐	For
	02	Peter B. Bartholow	☐		☐	For
	03	James H. Browning	☐		☐	For
	04	Preston M. Geren III	☐		☐	For
	05	Larry L. Helm	☐		☐	For
	06	Charles S. Hyle	☐		☐	For
	07	Elysia Holt Ragusa	☐		☐	For
	08	Steven P. Rosenberg	☐		☐	For
	09	Robert W. Stallings	☐		☐	For
	10	Dale W. Tremblay	☐		☐	For
	11	Ian J. Turpin	☐		☐	For
	12	Patricia A. Watson	☐		☐	For

			For	Against	Abstain
2:	Advisory vote on compensation of named executive officers.		☐	☐	☐	For

			For	Against	Abstain
3:	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.		☐	☐	☐	For

	To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

    TEXAS CAPITAL BANCSHARES, INC:

Annual Meeting of Texas Capital Bancshares, Inc.

to be held on Tuesday, May 17, 2016

for Holders as of March 29, 2016

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-390-5385
www.proxypush.com/tcbi • Cast your vote online. • View meeting documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL
OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints C. Keith Cargill and Peter B. Bartholow, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

All votes must be received by 5:00 P.M., Eastern Time, May 16, 2016. All votes by ESPP participants must be received by 5:00 P.M., Eastern Time, May 12, 2016.
PROXY TABULATOR FOR
TEXAS CAPITAL BANCSHARES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Texas Capital Bancshares, Inc.
Annual Meeting of Stockholders
May 17, 2016 9:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints C. Keith Cargill and Peter B. Bartholow, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, May 17, 2016 at 9:00 a.m. at the offices of Texas Capital Bancshares, Inc. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are speciﬁed, the proxy will be voted FOR the election of the director nominees speciﬁed in Item 1 and FOR the proposals in Items 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)